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                                                                 EXHIBIT (a)(17)

                     AMENDMENT NO. 12 TO TRUST INSTRUMENT OF
                                 ING FUNDS TRUST

                        ESTABLISHMENT OF NEW SHARE CLASS

                            EFFECTIVE: MARCH 24, 2004

         THIS AMENDMENT NO. 12 TO THE TRUST INSTRUMENT OF ING FUNDS TRUST, a Delaware business trust (the "Trust"), dated July 30, 1998, as amended (the "Trust Instrument"), reflects a resolution adopted by the Board of Trustees on February 25, 2004, with respect to ING Intermediate Bond Fund, a series of the Trust (the "Fund"), acting pursuant to Article II, Sections 2.1 and 2.6 and
Article XI, Section 11.8 of the Trust Instrument of the Trust. The resolution serves to establish and designate a new share class for the Fund.

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                                 ING FUNDS TRUST

                             SECRETARY'S CERTIFICATE

         I, Huey P. Falgout, Jr., Secretary of ING Funds Trust (the "Trust"), do hereby certify that the following is a true copy of a resolution duly adopted by the Board of Trustees of the Trust at a meeting held on February 25, 2004 with regard to the establishment of Class O shares of the Trust on behalf of ING Intermediate Bond Fund:

                  RESOLVED, that pursuant to the Trust Instrument dated July 30, 1998, as amended (the "Trust Instrument") for ING Funds Trust, the designation of an additional class of shares for ING Intermediate Bond Fund, which shall be designated "Class O shares," be, and it hereby is, approved and that the officers of the ING Funds Trust, be, and each hereby is, authorized to prepare, execute and deliver Amendments to the Trust Instrument to establish the share class to be effective on a date deemed appropriate by the officers of the ING Funds Trust.

                                                  /s/ Huey P. Falgout
                                                  ------------------------------
                                                  Huey P. Falgout, Jr.
                                                  Secretary

Dated: March 9, 2004